EXHIBIT 99.1

ChinaNet Online Holdings Reports Third Quarter 2014 Financial Results

BEIJING, Nov. 21, 2014 (GLOBE NEWSWIRE) -- ChinaNet Online Holdings, Inc. (Nasdaq:CNET) ("ChinaNet" or the "Company"), a leading B2B (business to business) Internet technology company providing online-to-offline ("O2O") sales channel expansion services for small and medium-sized enterprises (SMEs) and entrepreneurial management and networking services for entrepreneurs in the People's Republic of China, today announced financial results for the third fiscal quarter of 2014.

Summary Financials

Third Quarter 2014 Results (USD) (Unaudited)

	Q3 2014	Q3 2013	CHANGE
Sales	$12.1 million	$7.5 million	+61%
Gross Profit	$2.1 million	$4.1 million	-50%
Gross Margin	17.2%	55.0%	-69%
Net (Loss)/Income Attributable to ChinaNet	($0.9) million	1.2 million	--
EPS (Diluted)	($0.04)	$0.05	--

Third Quarter 2014 Financial Results

Revenues for the three months ended September 30, 2014 were $12.1 million compared to $7.5 million for the three months ended September 30, 2013, representing a 61% increase. The increase in total revenues was primarily due to new revenues from search engine marketing services, an integrated internet and digital marketing service, ChinaNet added to its existing stream of internet marketing services from the second quarter of 2014.

Third Quarter 2014 Revenue Breakdown by Business Unit (USD in thousands)

	Q3 2014%		Q3 2013%		% Change
Internet Advertisement and Related Services	$9,969	82.6%	$6,071	81.2%	64%
TV Advertisement	$1,812	15.0%	$560	7.5%	224%
Bank Kiosk	$69	0.6%	$71	0.9%	-3%
Brand Mgmt. & Sales Channel Building	$217	1.8%	$779	10.4%	-72%

Revenue from internet advertisements, search engine marketing and other related technical services for the three months ended September 30, 2014 increased by 64% to $10.0 million compared to the same period a year ago.

Search engine marketing services, designed to help customers optimize their online search marketing effectiveness and maximize the sales leads generated from our integrated internet marketing solutions, generated approximately $5 million of revenues in the third quarter of 2014. Management believes this service will help increase overall customer satisfaction, thereby increasing recurring revenues and market share from online advertising and marketing services in the future. Internet advertising revenues fell by 23% to $4.6 million due to intensified competition in the industry and customers' hesitation on investing in advertising and marketing expenses.

TV advertising revenue increased by 224% to $1.8 million for the three months ended September 30, 2014 from $0.56 million for the same period in 2013. The increase in TV advertising revenue was primarily due to the effective efforts made by the management in response to the adverse effects of a restriction notice to TV shopping infomercials broadcasted in provincial satellite television stations, issued by the State Administration of Press, Publication, Radio, Film and Television of the People's Republic of China (the "SARFT") in October 2013, which further restricts the content, air time and duration of these infomercials. In addition, in response to uncertain business environment and policies, management will continue to shift more resources into the online advertising business while maintaining the ongoing business relationship with some selected provincial satellite television stations.

Gross profit for the three months ended September 30, 2014 was $2.1 million compared to $4.1 million for the same period in 2013. Gross margin was 17.2%, down from 55.0% in the third quarter of 2013. This decrease is a direct result of the decrease in the gross margin of the internet advertising business to 29% from 60% for the same period last year and lower margins for the new search engine marketing services.

Operating expenses increased by 29% to $3.5 million compared to $2.7 million for the third quarter of 2013. General and administrative expenses decreased by 34% to $1.0 million as a result of decrease in allowance for doubtful accounts and overall cost reduction plan executed by management during the period. Selling expenses increased to $2.0 million from $0.6 million for the third quarter of 2013, which was primarily due to the increase in brand building expenses for promoting websites and services to enhance brand awareness. The Company incurred an operating loss of $1.5 million for the three months ended September 30, 2014 compared to an operating profit of $1.4 million in the same period a year ago.

Net loss attributable to ChinaNet for the three months ended September 30, 2014 was $0.9 million and loss per share was $0.04, compared to a net income attributable to ChinaNet of $1.2 million and earnings per share of $0.05 in the third quarter of 2013.

First Nine Months 2014 Financial Results

Revenues for the nine months ended September 30, 2014 were $27.6 million, an increase of 18% from $23.4 million for the same period a year ago. New revenues from search engine marketing services offset declines in sales from internet advertising, TV advertising and brand management and sales channel building services. The number of larger customers served by liansuo.com, our premium advertising and marketing web portal continued to increase since established.

Gross profit and gross profit margin was $5.1 million and 18.6%, respectively, for the first nine months of 2014. Operating expenses increased by 4% to $8.5 million compared to $8.2 million for the first nine months of 2013. The Company reported an operating loss of $3.4 million for the nine months ended September 30, 2014.

Net loss attributable to ChinaNet common stockholders and net loss per share was $2.9 million and $0.13 for the nine months ended September 30, 2014. The weighted average diluted shares outstanding were 22.4 million shares.

Balance Sheet and Cash Flow

The Company had $1.9 million in cash and cash equivalents as of September 30, 2014, compared to $3.4 million as of December 31, 2013, working capital of $20.6 million, compared to $24.0 million as of December 31, 2013, and a current ratio of 3.2 to 1, compared to 3.3 to 1 as of December 31, 2013. Accounts receivable net balance decreased by 66% to $2.6 million as of September 30, 2014, compared to $7.7 million as of December 31, 2013. Total shareholders' equity of ChinaNet was $42.0 million at September 30, 2014 compared to $45.1 million at December 31, 2013.

The Company had a $1.0 million of cash outflows from operations in the nine months ended September 30, 2014 compared to a $2.8 million of cash inflows in the first nine months of 2013. The increase in cash outflows from operations was primarily due to the increase in deposit and prepayment to internet resource suppliers as a result of expanded cooperation with the key search engine companies in China.

Business Updates

ChinaNet regained compliance with NASDAQ's Minimum Bid Price Rule on September 30, 2014 as its common stock had been at a $1.00 per share or greater for 10 consecutive business days from September 16, 2014 to September 29, 2014.

During the third fiscal quarter of 2014, 28.com embarked on a new growth strategy which will focus on offering digital advertising services coupled with a range of consumer analytics expected to add significant value for its SMEs customers. ChinaNet is also continuing to build on its analytics offerings, which will make it possible to serve much larger digital advertising clients in China in 2015 and 2016. Based on the Company's cooperative relationship with Baidu, ChinaNet Online is experiencing an improved sell-through on digital advertising products. Should this trend continue, the Company will be in a position to offer digital advertising services to much larger China-based advertisers.

The 28.com website received a V3 ranking from Baidu in September 2014, which is its top credit rating, showing that there is high user trust from the industry and that 28.com is an ideal platform for the Company to expand its reputation in the China franchise industry.

In November 2014, ChinaNet announced its expanded efforts to attract new SMEs in Fujian province in conjunction with the Provincial Government's redevelopment plan promoting more service-based industries in the region. The Fujian Provincial Government's "2014-2015 Action Plan" focuses on redevelopment and upgrading the Province's industrial economy with a modern service industry. By 2015 the government estimates the service economy's added value will reach 1 trillion RMB, accounting for more than 42 percent of GDP in Fujian Province. Most of these new service industry brands are utilizing a franchise development model. ChinaNet intends to capitalize on the region's redevelopment plans with a strategic increase in its local presence, including attendance at regional events.

ChinaNet increased efforts to market its brands and services by attending and presenting at a variety of exhibitions and conferences throughout the third fiscal quarter of 2014. The Company attended the Marcum Bernstein Pinchuk LLP's 2nd annual China Best Ideas Investment Conference on September 16, 2014, and participated in the 2014 Sina Supporting Wings Corporate Marketing Summit by Sina and Qihoo's 360 Data World 2014.

ChinaNet won the "Best Company in Chinese Entrepreneurial SME Business Development Marketing" at the 2014 Chinese e-Commerce Industry Gateway Conference held in Beijing.

Liansuo signed a number of new clients, including Sesame St. English, after participating in the 29th Guangzhou Franchise Exhibition.

Conference Call

Management will host a conference call with investors at 8:30 am ET on November 21, 2014.

Date: Friday, November 21st, 2014
Time: 8:30 a.m. Eastern Time
Conference Line (U.S.): 1-888-427-9411
International Dial-In: 1-719-457-2627
Conference ID: Replay Pin Number: 6368000
Webcast: http://public.viavid.com/index.php?id=112022

A power point presentation will be available for downloading on the date of the conference call on ChinaNet's corporate website www.chinanet-online.com under Investor Relations-News/Events-Events and Presentations.

Please dial in at least 10 minutes before the call to ensure timely participation.

A playback of the call will be available until 11:59 pm Eastern Time on December 5, 2014. To listen, call 1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally. Please use the replay pin number 6368000.

About ChinaNet Online Holdings, Inc.

The Company, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI ("ChinaNet"), is a leading digital B2B (business to business) Internet technology company focusing on providing online to offline (O2O) sales channel expansion service for small and medium-sized enterprises (SMEs) and entrepreneurial management and networking service for entrepreneurs in China. The Company, through certain contractual arrangements with operating companies in the PRC, provides Internet advertising and other services for Chinese SMEs via its portal websites, 28.com, Liansuo.com and Chuangye.com, TV commercials and program production via China-Net TV, and in-house LCD advertising on banking kiosks targeting Chinese banking patrons. Website: http://www.chinanet-online.com.

Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CHINANET ONLINE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2014	December 31, 2013
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 1,898	$ 3,442
Term deposit	3,444	3,467
Accounts receivable, net	2,614	7,673
Other receivables, net	1,766	4,299
Prepayment and deposit to suppliers	19,774	14,692
Due from related parties	104	502
Other current assets	73	27
Deferred tax assets-current	179	153
Total current assets	29,852	34,255
Investment in and advance to equity investment affiliates	888	845
Property and equipment, net	994	1,057
Intangible assets, net	5,187	6,015
Deposit and prepayment for purchasing of software technology	3,281	2,453
Goodwill	11,371	11,450
Deferred tax assets-non current	901	759
Total Assets	$ 52,474	$ 56,834

Liabilities and Equity
Current liabilities:
Short term bank loan *	$ 812	$ 818
Accounts payable *	434	421
Advances from customers *	1,401	995
Accrued payroll and other accruals *	450	676
Due to noncontrolling interest of VIE *	699	--
Due to former VIE *	1,400	--
Taxes payable *	3,502	7,029
Other payables *	603	288
Total current liabilities	9,301	10,227
Long-term liabilities:
Deferred tax liability-non current *	1,261	1,439
Long-term borrowing from director	142	143
Total Liabilities	10,704	11,809
Commitments and contingencies
Equity:
ChinaNet Online Holdings, Inc.'s stockholders' equity
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 22,416,540 shares and 22,376,540 shares at September 30, 2014 and December 31, 2013, respectively)	22	22
Additional paid-in capital	19,895	19,870
Statutory reserves	2,602	2,602
Retained earnings	16,059	18,965
Accumulated other comprehensive income	3,417	3,689
Total ChinaNet Online Holdings, Inc.'s stockholders' equity	41,995	45,148

Noncontrolling interests	(225)	(123)
Total equity	41,770	45,025

Total Liabilities and Equity	$ 52,474	$ 56,834

CHINANET ONLINE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)/INCOME
(In thousands)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2014	2013	2014	2013
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales
From unrelated parties	$ 27,371	$ 23,108	$ 12,010	$ 7,341
From related parties	240	314	57	140
	27,611	23,422	12,067	7,481
Cost of sales	22,483	13,123	9,996	3,366
Gross margin	5,128	10,299	2,071	4,115
Operating expenses
Sales and marketing expenses	4,092	2,007	1,997	617
General and administrative expenses	3,023	4,690	1,014	1,544
Research and development expenses	1,417	1,490	525	578
	8,532	8,187	3,536	2,739

(Loss)/income from operations	(3,404)	2,112	(1,465)	1,376

Other income (expenses)
Interest income	91	94	31	30
Interest expense	(38)	(10)	(6)	(10)
Gain on disposal of VIE	266	--	266	--
Other expenses	(12)	(12)	(9)	(10)
	307	72	282	10
(Loss)/income before income tax expense, equity method investments and noncontrolling interests	(3,097)	2,184	(1,183)	1,386

Income tax benefit/(expense)	39	(469)	159	(201)

(Loss)/income before equity method investments and noncontrolling interests	(3,058)	1,715	(1,024)	1,185
Share of gain/(loss) in equity investment affiliates	49	(170)	107	(45)
Net (loss)/income	(3,009)	1,545	(917)	1,140
Net loss attributable to noncontrolling interests	103	78	10	19

Net (loss)/income attributable to ChinaNet Online Holdings, Inc.	$ (2,906)	$ 1,623	$ (907)	$ 1,159

Net (loss)/income	(3,009)	1,545	(917)	1,140
Foreign currency translation (loss)/gain	(271)	1,076	10	248
Comprehensive (Loss)/income	$ (3,280)	$ 2,621	$ (907)	$ 1,388
Comprehensive loss attributable to noncontrolling interests	102	71	10	24

Comprehensive (loss)/income attributable to ChinaNet Online Holdings, Inc.	$ (3,178)	$ 2,692	$ (897)	$ 1,412

(Loss)/earnings per share
(Loss)/earnings per common share
Basic	$ (0.13)	$ 0.07	$ (0.04)	$ 0.05
Diluted	$ (0.13)	$ 0.07	$ (0.04)	$ 0.05
Weighted average number of common shares outstanding:
Basic	22,385,478	22,253,463	22,403,062	22,371,649
Diluted	22,385,478	22,253,463	22,403,062	22,371,649

CHINANET ONLINE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2014	2013
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net (loss)/income	$ (3,009)	$ 1,545
Adjustments to reconcile net (loss)/income to net cash (used in)/provided by operating activities
Depreciation and amortization	1,079	1,252
Share-based compensation expenses	25	114
Allowances for doubtful accounts	(120)	1,024
Share of (gain)/loss in equity investment affiliates	(49)	170
Gain on disposal of VIE	(266)	--
Deferred taxes	(419)	(696)
Changes in operating assets and liabilities
Accounts receivable	4,095	(2,269)
Other receivables	1,842	101
Prepayment and deposit to suppliers	(5,246)	(127)
Due from related parties	395	(225)
Other current assets	(57)	89
Accounts payable	45	284
Advances from customers	458	388
Accrued payroll and other accruals	(192)	(84)
Other payables	347	(67)
Taxes payable	114	1,313
Net cash (used in)/provided by operating activities	(958)	2,812
Cash flows from investing activities
Purchases of vehicles and office equipment	(242)	(65)
Prepayment/deposit for purchasing of software technology	(845)	(2,411)
Repayment of short-term loan from unrelated entities	670	--
Cash effect on deconsolidation of VIE	(358)	--
Long-term investment in and advance to equity investment affiliates	--	(32)
Payment for acquisition of VIEs	--	(1,768)
Net cash used in investing activities	(775)	(4,276)
Cash flows from financing activities
Repayment of short-term bank loan	(813)	--
Proceeds from short-term bank loan	813	804
Short-term loan from noncontrolling interest of VIE	716	--
Repayment of short-term loan to noncontrolling interest of VIE	(16)	--
Repayment to former VIE	(488)	--
Net cash provided by financing activities	212	804

Effect of exchange rate fluctuation on cash and cash equivalents	(23)	110
Net decrease in cash and cash equivalents	(1,544)	(550)

Cash and cash equivalents at beginning of the period	3,442	5,483
Cash and cash equivalents at end of the period	$ 1,898	$ 4,933
CONTACT: MZ North America
         Ted Haberfield, President
         Direct: +1-760-755-2716
         Email: thaberfield@mzgroup.us
         Web: www.mzgroup.us